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                                                                     EXHIBIT 5.0





                               ___________, 1998



Board of Directors
Security of Pennsylvania Financial Corp.
31 W. Broad Street
Hazleton, Pennsylvania 18201


              Re: The issuance of up to a 1,944,075 shares of Security of Pennsylvania Financial Corp. Common Stock

Gentlemen:

        You have requested our opinion concerning certain matters of Delaware law in connection with the conversion of Security Savings Association of Hazleton (the "Association"), a Pennsylvania-chartered savings association, from the mutual to the stock form of ownership (the "Conversion"), and the related subscription offering, community offering and syndicated community offering (the "Offerings") by Security of Pennsylvania Financial Corp., (the "Company"), a Delaware corporation and the proposed holding company for the Association, of up to 1,610,000 shares of its common stock, par value $.01 per share ("Common Stock") (1,851,500 shares if the estimated valuation range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings) and the issuance of 80,500 shares to Security Savings Charitable Foundation, (the "Foundation") a privately-owned charitable foundation formed by the Company, (92,575 shares if the estimated valuation range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings).

        We understand that the Company will loan to the trust for the Association's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP trust will use to purchase shares of Common Stock for which the ESOP trust subscribes pursuant to the Offerings and for purposes of rendering the opinion set forth in paragraph 2 below, we assume that: (a) the Board of Directors of the Company (the "Board") has duly authorized the loan to the ESOP trust (the "Loan"); (b) the ESOP serves a valid corporate purpose for the Company; (c) the Loan will be made at an interest rate and on other terms that are fair to the Company; (d) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a
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Board of Directors
Security of Pennsylvania Financial Corp.
___________,  1998
Page 2


promissory note representing the indebtedness of the ESOP trust to the Company as a result of the Loan; and (e) the closing for the Loan and for the sale of Common Stock to the ESOP trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings and the receipt by the Company of the proceeds thereof and the receipt by the Company of the proceeds thereof.

        In connection with your request for our opinion, you have provided to us and we have reviewed the Company's certificate of incorporation filed with the Delaware Secretary of State on August 20, 1998 (the "Certificate of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form SB-2, as initially filed with the Securities and Exchange Commission on September __, 1998 and as amended on October __, 1998 (the "Registration Statement"); a consent of the sole incorporator of the Company; the plan of Conversion; the form of gift instrument (the "Gift Instrument") whereby, and in accordance with the terms of which, shares will be granted to the Foundation; the ESOP trust agreement and the ESOP Loan agreement; resolutions of the Board concerning the organization of the Company, the Offerings and designation of a pricing committee of the Board (the "Pricing Committee"), and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Delaware Secretary of State certifying the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.

        In rendering this opinion, we have relied upon the opinion of Morris, Nichols, Arsht & Tunnell as to matters of Delaware law upon which opinion we believe we are justified in relying. We have examined the opinion of Morris, Nichols, Arsht & Tunnell which opinion is in form satisfactory to us.

        Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

        1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

        2. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common Stock to be sold in the Offerings, the Common Stock to be issued in the Offerings (including the shares to be issued to the ESOP trust) will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the prospectus which is included in the Registration Statement and such resolution of the Pricing Committee, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.



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Board of Directors
Security of Pennsylvania Financial Corp.
___________,  1998
Page 3


        3. The Foundation Shares have been duly and validly authorized for issuance and sale, and when issued and delivered by the Company as provided in the Gift Instrument against payment therefor, and a certificate representing such shares in a form provided to us is duly and properly issued, such shares will be duly issued, fully paid and nonassessable.

        The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common
Stock:

        1.       (a)     Subsections C.3 and C.6 of Article FOURTH and Section
                         D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Subsection C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested
                         Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

                 (b) Article NINTH, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

        We assume no obligation to advise you of any events that occur subsequent to the date of this opinion. This opinion is being furnished to you solely in response to the requirements contained in the Form SB-2 and the Form AC to be filed with the Securities and Exchange Commission and the Office of Thrift Supervision, respectively, for your benefit and may not be relied upon by any other person or for any other purpose and it should not be quoted in whole or in part or otherwise referred to or furnished to any other person or entity without the prior written consent of this firm.

                                        Very truly yours,



                                        MULDOON, MURPHY & FAUCETTE